FIRST TRUST EXCHANGE-TRADED FUND II
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                  May 4, 2011


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:        First Trust NASDAQ Global Auto Index Fund (the "Fund")

Ladies and Gentlemen:

     The undersigned, First Trust Exchange-Traded Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Funds, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 50 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-143964), filed on May 4, 2011, so that the same may become effective at 9:00 a.m., Eastern Time on May 5, 2011, or as soon thereafter as practicable.

                                 Very truly yours,

                                 First Trust Exchange-Traded Fund II


                                 By: /s/ W. Scott Jardine
                                     --------------------------------
                                     W. Scott Jardine, Secretary



                                 First Trust Portfolios L.P.


                                 By: /s/ W. Scott Jardine
                                     --------------------------------
                                     W. Scott Jardine, Secretary